Calculation of Filing Fee Tables
F-10
NexGen Energy Ltd.
Table 1: Newly Registered Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	Common Shares	457(o)	359,150,000		$ 359,150,000.00	0.0001381	$ 49,598.61
Fees Previously Paid
			Total Offering Amounts:				$ 359,150,000.00		$ 49,598.61
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 49,598.61
Offering Note
[1]	(1) There are being registered under this Registration Statement such indeterminate number of common shares of NexGen Energy Ltd. (the "Registrant") which shall have an aggregate initial offering price not to exceed US$359,900,000 (converted from Cdn.$500,000,000 at an exchange rate of Cdn.$1.00 = US$ 0.7183, which was the daily exchange rate as reported by the Bank of Canada on September 29, 2025). In addition, pursuant to Rule 416 under the United States Securities Act of 1933, as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined by the Registrant in connection with the sale of the securities under this Registration Statement. (2) The common shares include certain share purchase rights (the "Rights") issued pursuant to that certain Amended and Restated Shareholder Rights Plan Agreement between the Company and Computershare Investor Services Inc., as rights agent (the "Rights Plan"). Until the occurrence of certain events specified in the Rights Plan, none of which have occurred as of the filing of this Registration Statement, the Rights are not exercisable, are evidenced only by the certificates for common shares, if any, and will be transferred along with and only with, and are not severable from, the common shares. The value attributable to the Rights, if any, is reflected in the market price of the common shares. No separate consideration will be payable for the Right.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A